As filed with the Securities and Exchange Commission on August 11, 2015
Registration No. 333-_____________
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________
AMERICAN FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1544320 (IRS Employer Identification Number)
301 East Fourth Street
Cincinnati, Ohio  45202
(513) 579-2121
 (Address of Registrant's Principal Executive Offices)

AMERICAN FINANCIAL GROUP, INC.
2015 STOCK INCENTIVE PLAN
(Full title of the plan)

Mark A. Weiss, Esq.
Vice President and Assistant General Counsel
American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2520
Facsimile:  (513) 579-0108
 (Name, Address and Telephone Number, Including Area Code,
  of Agent for Service of Process)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	3,500,000 shares	$69.83	$244,405,000	$28,399.86

(1)	Plus such additional shares as may be issued by reason of stock splits, stock dividends, or similar transactions effected without receipt of consideration.
(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Registrant's common stock on the New York Stock Exchange on August 5, 2015.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.                            Incorporation of Documents by Reference
The following documents filed by American Financial Group, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:
1.	Annual Report on Form 10-K for the year ended December 31, 2014.
2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.
3.	Current Reports on Form 8-K dated April 1, 2015 and May 12, 2015.
4.	The description of the Registrant's common stock contained in the Form 8-A filed with the Commission on November 25, 1997.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4.                                        Description of Securities
Not applicable.
Item 5.                                        Interests of Named Experts and Counsel
 The validity of the securities registered by this Registration Statement will be passed upon for the Registrant by Mark A. Weiss, Assistant General Counsel of the Registrant. Mr. Weiss owns shares of, and options to purchase, the Registrant's common stock, as a participant in various stock and employee benefit plans.

Item 6.                                        Indemnification of Directors and Officers
Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful.  Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court.  Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.  The Registrant's Amended and Restated Code of Regulations extends such indemnification and provides indemnification to any person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant or that, being or having been such a director or officer of the Registrant, he or she is or was serving at the request of an executive officer of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to an employee benefit plan.
The Registrant maintains, at its expense, Directors and Officers Liability and Company Reimbursement Liability Insurance.  The Directors and Officers Liability portion of such policy covers all directors and officers of the Registrant and of the companies which are, directly or indirectly, more than 50% owned by the Registrant.  The policy provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such.  The insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments, but not fines or penalties imposed by law.  The insurance does not cover any claims arising out of acts alleged to have been committed prior to October 24, 1978, or in the case of companies directly or indirectly 50% owned by the Registrant, such later date as the Registrant or its predecessors may be deemed to control the company.  The policy contains various exclusions and reporting requirements.
The Registrant also has entered into indemnification agreements with its officers and directors providing for indemnification against certain liabilities to the fullest extent permitted under Ohio law.
The Registrant's directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 8.                                        Exhibits
5	Opinion Regarding Legality
10	2015 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant's Proxy Statement for its 2015 Annual Meeting of Shareholders)
23.1	Consent of Counsel (contained on Exhibit 5).
23.2	Consent of Ernst & Young LLP
24	Power of Attorney (contained on the signature page).
Item 9.                                        Undertakings
(a)            The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(b)            The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)            The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on August 11, 2015.
AMERICAN FINANCIAL GROUP, INC. By: /s/ Carl H. Lindner III Carl H. Lindner III Co-Chief Executive Officer
By: /s/ S. Craig Lindner S. Craig Lindner Co-Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Karl J. Grafe and Mark A. Weiss, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Capacity	Date

/s/ Carl H. Lindner III Carl H. Lindner III	Co-Chief Executive Officer and Director	August 11, 2015
/s/ S. Craig Lindner S. Craig Lindner	Co-Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2015
/s/ Joseph E. (Jeff) Consolino Joseph E. (Jeff) Consolino	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	August 11, 2015
/s/ Kenneth C. Ambrecht Kenneth C. Ambrecht	Director	August 11, 2015
/s/ John B. Berding John B. Berding	Director	August 11, 2015
/s/ Virginia (Gina) C. Drosos Virginia (Gina) C. Drosos	Director	August 11, 2015
/s/ James E. Evans James E. Evans	Director	August 11, 2015
/s/ Terry S. Jacobs Terry S. Jacobs	Director	August 11, 2015
/s/ Gregory G. Joseph Gregory G. Joseph	Director	August 11, 2015
/s/ William W. Verity William W. Verity	Director	August 11, 2015
/s/ John I. Von Lehman John I. Von Lehman	Director	August 11, 2015